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                                                                      Exhibit 23

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 4, 1996, which appears on page 33 of the 1996 Annual Report to Shareholders of Campbell Soup Company, which is incorporated by reference in Campbell Soup Company's Annual Report on Form 10-K for the fiscal year ended July 28, 1996. We also consent to the incorporation by reference in the Registration Statement of our report dated May 17, 1996 appearing on page 2 of the Annual Report of the Campbell Soup Company Savings and 401(k) Plan for Hourly-Paid Employees on Form 11-K for the year ended December 31, 1995.



PRICE WATERHOUSE LLP
Thirty South Seventeenth Street
Philadelphia, Pennsylvania  19103

March 4, 1997